Exhibit 99.1
Land O’Lakes, Inc.
News Release
Land O’Lakes to Close Madison Dairy Butter Plant
(Madison, Wis.) April 15, 2009 – Land O’Lakes, Inc., today announced it will close its local butter manufacturing plant, Madison Dairy, within the next 60 days.
Land O’Lakes officials said the plant was no longer economically feasible to operate. Madison Dairy produces several of the company’s LAND O LAKES® Butter products, as well as private label butter for various grocery retailers.
Company officials notified employees of the closing earlier today. All 120 employees at the plant will be affected by the closure.
“Closing the Madison Dairy facility was a difficult decision that was driven by the economics of the business,” said Steve Dunphy, Land O’Lakes Executive Vice President and Chief Operating Officer of the Dairy Foods Value Added business. “We recognize that the plant’s closure will impact employees and the Madison community, and we are working to ease the transition as much as possible,” he added.
Madison Dairy will ramp down its production lines over the next 60 days. Some portions of the plant may close earlier. Land O’Lakes has not made a decision regarding the future of the physical plant or property.
Land O’Lakes operates several other butter manufacturing facilities across the country and expects to increase production at those facilities to help compensate for the capacity that will be lost once the Madison location is closed.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of $12 billion. Land O’Lakes is a Fortune 300 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.